EXHIBIT 10.1

LOAN AGREEMENT

This Agreement dated as of December 7, 2010, is between:

Bank of America, N.A. (the “Bank”)

and

Hooker Furniture Corporation, a Virginia corporation, (the “Borrower”).
In consideration of the mutual benefits to be derived hereunder, the parties agree as follows:

1.           FACILITY NO. 1.

1.1          Facility No. 1:  Revolver.

(a)	During the availability period described below, the Bank will provide a line of credit to the Borrower. The maximum amount of the line of credit (the “Facility No. 1 Commitment”) shall be $15,000,000.

(b)	Facility No. 1 is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)
The Borrower agrees not to permit the principal balance of Facility No. 1 outstanding to exceed the Facility No. 1 Commitment at any time.  If the principal balance of Facility No. 1 exceeds this limit, the Borrower will promptly pay the excess to the Bank upon the Bank’s demand.

1.2           Availability Period.  Facility No. 1 is available between the date of this Agreement and July 31, 2013, or such earlier date as the availability may terminate as provided in this Agreement or such later date as the Bank may from time to time in its sole discretion designate in any “Extension Notice,” as defined hereafter (the “Facility No. 1 Expiration Date”). The availability period for Facility No. 1 will be considered extended for an additional time period if and only if the Bank has sent to the Borrower a written notice of extension specifying such additional time period for Facility No. 1 (the “Extension Notice”).  If Facility No. 1 is extended, it will continue to be subject to all the terms and conditions set forth in this Agreement except as mutually agreed in writing by the parties and modified by the Extension Notice.  If Facility No. 1 is extended, the term “Facility No. 1 Expiration Date” shall mean the date set forth in the Extension Notice as the Facility No. 1 Expiration Date, and the same process for extension will apply to any subsequent extension of Facility No. 1.

1.3           Repayment Terms of Facility No. 1.

(a)
The Borrower will pay the amount of interest accrued on the outstanding principal balance of Facility No. 1 on the first banking day of each month, commencing January 1, 2011, until payment in full of all principal outstanding under Facility No. 1.

(b)	On the Facility No. 1 Expiration Date, the Borrower will repay the remaining principal balance plus any interest then due.

(c)
The Borrower may prepay Facility No. 1 in full or in part at any time without premium or penalty; provided that i) any such prepayment shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; or, if less, the entire principal amount thereof then outstanding and ii) any prepayment shall be accompanied by all accrued interest thereon.

1.4           Interest Rate on Facility No. 1.

(a)	Facility No. 1 will bear interest at a rate per year equal to the BBA LIBOR Monthly Floating Rate plus the Applicable Margin as defined below.

(b)
The interest rate will be adjusted on the first day of every month (the “Adjustment Date”) and remain fixed until the next Adjustment Date.  If the Adjustment Date in any particular month would otherwise fall on a day that is not a banking day then, the Adjustment Date for that particular month will be the first banking day immediately following thereafter.

(c)
“BBA LIBOR Monthly Floating Rate” is the fluctuating rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or, if such rate is not available from Reuters, another commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each banking day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the Adjustment Date) with a one-month term, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then BBA LIBOR for that interest period will be determined by such alternate method as selected in good faith and in a commercially reasonable manner by the Bank.  A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

(d)
“Applicable Margin” means, at any time, one of the following amounts per annum, based upon the Funded Debt to EBITDA Ratio (as defined in Section 6.6), as set forth in the most recent compliance certificate received by the Bank as required in Section 6.2; provided, however, that, until the deadline under this Loan Agreement for delivery to the Bank of the first compliance certificate and financial statement for the period ending October 31, 2010, such amount shall be 1.25%:

FUNDED DEBT TO EBITDA RATIO	APPLICABLE MARGIN
< 0.75:1	1.25%
= to or > 0.75:1 but < or = to 1.25:1	1.50%
>1.25:1 but < 1.50:1	1.75%
= to or >1.50:1	2.00%

The Applicable Margin shall be in effect from the date the most recent compliance certificate and financial statement are received by the Bank until the date the next compliance certificate and financial statement are received; provided, however, that if the Borrower fails to timely deliver the next compliance certificate and financial statement, the Applicable Margin from the date such compliance certificate and financial statement were due until the date such compliance certificate and financial statement are received by the Bank shall be the highest pricing level set forth above.

1.5           Letters of Credit under Facility No. 1.

(a)
As a subfeature under Facility No. 1, the Bank may from time to time up to and including the Facility No. 1 Expiration Date, issue letters of credit for the account of the Borrower; provided, however, that the form and substance of each application for a letter of credit and each letter of credit shall be subject to approval by Bank, which approval shall not be unreasonably withheld or delayed; and provided further that the aggregate undrawn amount of all outstanding letters of credit shall not at any time exceed $3,000,000. Issuance of workers’ compensation letters of credit shall be subject to validation and approval of modifier and loss reserve by Bank  Each letter of credit shall be issued for a term not to exceed 366 days, as designated by the Borrower, provided, however, that the Bank shall not be obligated to issue a letter of credit that would have an expiration date subsequent to the Facility No. 1 Expiration Date.   Each draft or other demand for payment paid by Bank under a letter of credit shall be deemed an advance under the line of credit and shall be repaid in accordance with the terms of the line of credit; provided however, that if the line of credit is not available for any reason whatsoever, at the time any draft or demand is paid by Bank, or if advances are not available under the line of credit in such amount due to any limitation of borrowing set forth herein, then the full amount of such drafts or demand shall be immediately due and payable, together with interest thereon, from the date such amount is paid by Bank to the date such amount is fully repaid by the Borrower, at that rate of interest applicable to advances under the line of credit.

(b)	The amount of any letters of credit outstanding under Facility No. 1 at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed $3,000,000 in the aggregate.

(c)
In calculating the principal amount outstanding under the Facility No. 1 Commitment, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

(d)           The Borrower agrees:

(i)
If there is an Event of Default under this Agreement, the Borrower shall, at the Bank’s demand, either, at the election of the Borrower, immediately provide cash collateral in the amount of any outstanding letters of credit or cause such letters of credit to be released and returned to the Bank.

(ii)
The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval, such approval not to be unreasonably withheld or delayed, and must be in form and content reasonably satisfactory to the Bank and in favor of a beneficiary reasonably acceptable to the Bank.

(iii)	To sign the Bank’s form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

(iv)	To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(v)	To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(vi)
To pay the Bank in connection with letters of credit, (i) a fee payable quarterly in arrears on January 1, 2011, and the first day of each quarter thereafter, which fee shall equal the average of the daily amount of the undrawn amounts of the letters of credit during the specified period  times a per annum rate equal to 1.50% (calculated on the basis of a 360-day year for the actual number days elapsed) and (ii) the Bank’s then customary fees and charges in connection with all amendments, extensions, draws and other actions regarding letters of credit.

2.           FEES AND EXPENSES

2.1           Fees.

(a)	Loan Fee. A commitment fee of $10,000.00 is due and payable by the Borrower to the Bank on the date that this Agreement is executed by the parties.

(b)
Modification Fee.  If the Bank, at its discretion, agrees to modify or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each Borrower-initiated amendment or modification in an amount advised by the Bank at the time the Borrower requests amendment or modification.  Nothing in this paragraph shall imply that the Bank is obligated to agree to any modification or amendment requested by the Borrower.  The Bank may impose additional requirements as a condition to any modification or amendment.

(c)
Late Fee.  To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any monthly payment of principal or interest that is more than fifteen (15) days late.  The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to any Default or Event of Default hereunder.

(d)
Unused Commitment Fee.  The Borrower agrees to pay a quarterly fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses under Facility No. 1, determined by the average of the daily amount of credit outstanding during the specified period.  The fee will be equal to such difference multiplied by a percentage, based upon the Funded Debt to EBITDA Ratio (as defined in Section 6.6), as set forth in the most recent compliance certificate received by the Bank as required in Section 6.2; as set forth below:

FUNDED DEBT TO EBITDA RATIO	UNUSED FEE
< 0.75:1	0.20%
= to or > 0.75:1 but < or = to 1.25:1	0.25%
>1.25:1 but < 1.50:1	0.25%
= to or >1.50:1	0.375%

provided, however, that, until the deadline under this Loan Agreement for delivery to the Bank of the compliance certificate and financial statement for the period ending October 31, 2010, such percentage shall be 0.20%.

This fee is due on January 1, 2011, and on the first day of each following calendar quarter, with respect to the immediately preceding calendar quarter, and on the Facility No. 1 Expiration Date with respect to the period ending on that date.

2.2           Expenses.  The Borrower agrees to promptly repay the Bank for expenses reasonably incurred by Bank in connection with execution and delivery of this Agreement and any agreement or instrument required by this Agreement that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, reasonable out-of-pocket attorneys’ fees, and documentation fees.

3.           DISBURSEMENTS, PAYMENTS AND COSTS

3.1           Disbursements and Payments.

(a)
Each payment by the Borrower under this Agreement will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States.

(b)
Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank.  In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes to evidence Facility No. 1.

3.2           Telephone, Telefax and Email Authorization.

(a)
The Bank may honor telephone, telefax or email instructions for advances or repayments and telephone, telefax or email requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower named in Schedule 3.2(a), or any other individual designated by any one of such authorized signers.

(b)
Advances will be deposited in and repayments will be withdrawn from account number 000010067279 owned by the Borrower or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)
The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone, telefax or email instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions.  This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

3.3           Direct Debit.

(a)
The Borrower agrees that interest and principal payments and any fees owed by the Borrower to Bank under this Agreement will be deducted automatically on the due date from account number 000010067279 owned by the Borrower, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(b)
The Borrower will maintain sufficient funds in the account on the due dates described in Section 3.3(a).  If there are insufficient funds in the account at 10:00 a.m. on any such date, the Bank may reverse the debit.

3.4           Banking Days.  Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the Commonwealth of Virginia, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.  All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day.  All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

3.5           Interest Calculation.  Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  This method results in more interest or a higher fee than if a 365-day year is used.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

3.6           Default Rate.  Upon the occurrence and continuance of any Event of Default under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 4.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.  This may result in compounding of interest.  This will not constitute a waiver of any Event of Default.

4.           CONDITIONS

Before the Bank is required to make the initial advance of credit to the Borrower under this Agreement, it must receive the following documents and other items, in form and content reasonably acceptable to the Bank.

4.1           Authorizations.  Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

4.2           Governing Documents.  Copies of the Borrower’s organizational documents.

4.3           Payment of Fees. Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by Section 2.2.

4.4           Good Standing.  A certificate of good standing for the Borrower from its state of formation.

4.5           Insurance.  Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

In its sole discretion, the Bank may waive, which waiver must be in writing, any or all of the foregoing items as a condition precedent to the Bank’s obligation to make the initial advance under the credit facilities, in which case (i) any such waived item must be satisfied before the Bank has any obligation to make subsequent advances under this Agreement and (ii) the Borrower will satisfy such item or items within thirty (30) days after the date of such waiver and, if required by the Bank, before requesting any subsequent advance under this Agreement. The failure to comply with foregoing covenant shall, at the option of the Bank, constitute an Event of Default under this Agreement.

5.           REPRESENTATIONS AND WARRANTIES

The Borrower makes the following representations and warranties as of the date of this Agreement.  Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request (except that the representations and warranties contained in Sections 5.6(a) and (b) shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 5.6(a) and (b)):

5.1           Formation.  The Borrower is duly formed and validly existing under the laws of the state or other jurisdiction where organized.

5.2           Authorization.  This Agreement, and any other instrument or agreement delivered by Borrower hereunder, are within the Borrower’s corporate powers, have been duly authorized, and do not conflict with any of its organizational documents.

5.3           Enforceable Agreement.  This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any note or other agreement required hereunder, when executed and delivered by the Borrower, will be similarly legal, valid, binding and enforceable against the Borrower in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4           Good Standing.  The Borrower is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or licenses, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.5           No Conflicts.  To the Borrower’s knowledge, the execution, delivery and performance by the Borrower of this Agreement do not and will not (a) conflict with or result in any breach or contravention of any contractual obligation to which the Borrower is a party or (ii) any order, injunction, writ or decree of any governmental authority or any arbitral award to which the Borrower or its property is subject; or (b) violate any law, except in each case referred to in clause (a) or (b), to the extent such conflict, breach, contravention, or violation could not reasonably be expected to have a Material Adverse Effect.

5.6           Financial Information.

(a)  The Borrower’s most recent annual audited financial statements as of, and for the fiscal year ended, January 31, 2010 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its consolidated subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness to the extent required under GAAP.

(b) The unaudited consolidated balance sheet of the Borrower and its subsidiaries dated August 1, 2010, and the related consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and; (ii) fairly present in all material respects the financial condition of the Borrower and its subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)  No report, financial statement, certificate or other written information furnished by or on behalf of the Borrower in connection with this Agreement to the Bank in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)  Since the date of the most recent financial statements provided to the Bank, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

For purposes of this Loan Agreement, “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual and contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under this Agreement; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of this Agreement.

5.7           Lawsuits.  There is no lawsuit, tax claim or other dispute pending, or to the knowledge of the Borrower threatened, against the Borrower which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

5.8           Permits, Franchises.  The Borrower possesses all governmental licenses, authorizations, consents and approvals required, and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary, to conduct the business in which it is now engaged.

5.9           Other Obligations.  To the Borrower’s knowledge, the Borrower is not in default on any material obligation for borrowed money, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

5.10           Tax Matters.  Borrower has paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  To the knowledge of the Borrower, there is no proposed tax assessment against the Borrower that would, if made, have a Material Adverse Effect.

5.11           No Event of Default.  No event has occurred and is continuing which is, or with notice or lapse of time or both would be, an Event of Default under Section 7 of this Agreement.

5.12           Insurance.  The Borrower has obtained the insurance coverage required in Section 6.18 of this Agreement and such insurance is currently in effect.

6.           COVENANTS

The Borrower agrees so long as credit is available under this Agreement and until the Bank is repaid in full:

6.1           Use of Proceeds.  To use the proceeds of Facility No. 1 for the general corporate purposes of the Borrower.

6.2           Financial Information.  To provide the following financial information and statements in form and content reasonably acceptable to the Bank, and such additional information as reasonably requested by the Bank from time to time:

(a)
Within 45 days after the period’s end (excluding the last period in each fiscal year), quarterly financial statements of the Borrower, certified and dated by an authorized financial officer of the Borrower.  These financial statements may be company-prepared.  The statements shall be prepared on a consolidated and consolidating basis.

(b)
Within 120 days following each fiscal year end, the annual financial statements of the Borrower, certified and dated by an authorized financial officer of the Borrower. These financial statements must be audited by a independent registered public accounting firm reasonably acceptable to the Bank.  The statements shall be prepared on a consolidated and consolidating basis.

The financial statements required above shall be accompanied by a certificate of the chief executive officer, chief financial officer or chief accounting officer of the Borrower (i) setting forth computations of the financial covenants required under Sections 6.4, 6.5 and 6.6 of this Agreement based on such statements and (ii) to the effect that such officer has reviewed this Agreement and to such officer’s knowledge no Default or Event of Default has occurred and is continuing, or stating the nature of the Default or Event of Default.

6.3           Preservation of Existence, Etc.  To (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the Commonwealth of Virginia; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.4           Tangible Net Worth.  To maintain on a consolidated basis at all times a Tangible Net Worth equal to or greater than $108,000,000.

“Tangible Net Worth” means, as of any date, the value of the Borrower's total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers of the Borrower) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities, in each case as of such date.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

6.5           Capital Expenditures.  Not to spend or incur obligations to spend, on a consolidated basis, during any fiscal year more than $15,000,000 to acquire fixed assets (including the total amount of any capital leases).

6.6           Funded Debt to EBITDA Ratio.  To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding 2.0:1.0.

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long-term debt, less the non-current portion of Subordinated Liabilities.

“EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization and other non-cash charges.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements under Section 6.2, using the results of the twelve-month period ending with that reporting period.

6.7           Investments.  Not to make any Investments, except:

(a)	Investments held by the Borrower or one of its subsidiaries in the form of cash equivalents or short-term marketable debt securities;

(b)	Investments of the Borrower in any wholly-owned subsidiary;

(c)
Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)	guarantees permitted by Section 6.10;

(e)	bank deposits in the ordinary course of business;

(f)	Investments in securities of any account debtor received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy of insolvency of such account debtor; and

(g)	Investments in addition to the Investments described above, provided that the aggregate amount of such additional Investments at any one time outstanding does not exceed $2,500,000.

“Investment” means, as to any person, any direct or indirect acquisition or investment by such person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another person, including any partnership or joint venture interest in such other person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

6.8           Payment of Obligations.  To pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness (as defined under Section 6.10), as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, unless, in each case, (i) the failure to pay or discharge such obligations or liabilities could not reasonably be expected to have a Material Adverse Effect or (ii) such obligations or liabilities are being contested in good faith by appropriate proceedings diligently conducted, adequate reserves in accordance with GAAP are being maintained by the Borrower and the failure to pay or discharge such obligations or liabilities pending resolution of such contest could not reasonably be expected to have a Material Adverse Effect.

6.9           Inspection Rights.  To permit representatives and independent contractors of the Bank to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent registered public accounting firm, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided however, that, so long as there has been no material change in the economic profile of the Borrower, the Borrower shall be responsible for the expense of only the first two such examinations in each 12-month period; provided further however, that when an Event of Default exists the Bank (or its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.10         Other Debts.  Not to create, incur, assume or suffer to exist any Indebtedness, except:

(a)	Indebtedness under this Agreement;

(b)
Indebtedness outstanding on the date hereof and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)	Guarantees of the Borrower in respect of Indebtedness otherwise permitted hereunder of the Borrower;

(d)
obligations (contingent or otherwise and including any Swap Termination Value) of the Borrower existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by the Borrower in the ordinary course of business for the purpose of directly managing risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by the Borrower, or changes in the value of securities issued by the Borrower and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make the swap termination value payment, if any, on outstanding transactions to the defaulting party; and

(e)	Indebtedness in addition to the Indebtedness described above, provided that the aggregate amount of such additional Indebtedness at any one time outstanding does not exceed $5,000,000.

For purposes of this Agreement:

“Indebtedness” means, as to any person at a particular time, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i)	all obligations of such person for borrowed money and all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(ii)	all direct or contingent obligations of such person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

(iii)	the obligation, if any, of such person to pay the Swap Termination Value;

(iv)	all obligations of such person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(v)
indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such person or is limited in recourse, provided that the amount of such indebtedness for purposes of this Agreement shall not exceed the greater of the book value and the fair market value of the property subject to such Lien;

(vi)	capital leases and Synthetic Lease Obligations;

(vii)	all purchase money indebtedness;

(viii)
the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by the Borrower or any subsidiary (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(ix)
all preferred stock or other equity interests providing for mandatory redemptions, sinking fund or like payments (“Redeemable Stock”); provided that Redeemable Stock shall not include any preferred stock or other equity interest subject to mandatory redemption if such mandatory redemption may be satisfied by delivering common stock or some other equity interest not subject to mandatory redemption; and

(x)	all guarantees of such person in respect of any of the foregoing;

For all purposes hereof, Indebtedness of any person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such person. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date;

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any person, the capitalized amount thereof that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized  amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease;

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and  conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement with respect to transactions described in clause (a) above (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement;

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided in good faith and in a commercially reasonable manner by any recognized dealer in such Swap Contracts (which may include the Bank or any affiliate of the Bank); and

“Synthetic Lease Obligation” means the monetary obligation of a person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such person but which, upon the insolvency or bankruptcy of such person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

6.11         Other Liens.  Not to create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)	Liens pursuant to this Agreement;

(b)
Liens existing on the date hereof and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.10(b);

(c)
Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable person in accordance with GAAP;

(d)
carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable person in accordance with GAAP;

(e)	pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)
deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)
easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable person;

(h)	Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.7 or securing appeal or other surety bonds relating to such judgments;

(i)
Liens securing Indebtedness permitted under Section 6.10(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(k)	Liens in addition to the Liens described above, provided that the aggregate amount of Indebtedness secured by such Liens at any one time outstanding does not exceed $500,000.

For purposes of this Agreement, “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing.

6.12         Fundamental Changes. Not to merge, dissolve, liquidate or consolidate with or into, another person, or Dispose (as defined in Section 6.13) of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any person, except that, so long as no Default exists or would result therefrom:

(a)
any person (other than the Borrower) may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving person, or (ii) any one or more subsidiaries of the Borrower, provided that a wholly-owned subsidiary of the Borrower shall be the continuing or surviving person;

(b)
any subsidiary of the Borrower may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to another subsidiary of the Borrower; provided that if the transferor in such a transaction is a wholly-owned subsidiary of the Borrower, then the transferee must also be a wholly-owned subsidiary of the Borrower; and

(c)
any subsidiary of the Borrower may merge into or consolidate with another person, or may dissolve or liquidate, if the borrower determines in good faith that such merger, consolidation, dissolution or liquidation is in the best interests of the borrower and could not reasonably be expected to have a Material Adverse Effect .

6.13         Dispositions. Not to make any Disposition or enter into any agreement to make any Disposition, except:

(a)	Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)	Dispositions of inventory in the ordinary course of business;

(c)
Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property or (iii) such equipment or property is in the judgment of the Borrower no longer required for the conduct of the business of the Borrower or any of its subsidiaries;

(d)	Dispositions of property by any subsidiary of the Borrower to the Borrower or to a wholly-owned subsidiary of the Borrower; and

(e)	Dispositions permitted by Section 6.12.

provided, however, that any Disposition pursuant to this Section 6.13 shall be for fair market value (as determined in good faith by the chief financial officer of the Borrower).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

6.14         Restricted Payments. Not to declare or make, directly or indirectly, any restricted payment, which means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any of its subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest (“Restricted Payment”), or incur any obligation (contingent or otherwise) to do so, except that:

(a)
each of the Borrower’s subsidiaries may make Restricted Payments to the Borrower and to wholly-owned subsidiaries of the Borrower (and, in the case of a Restricted Payment by a non-wholly-owned subsidiary of the Borrower, to the Borrower and any subsidiary of the Borrower and to each other owner of capital stock or other equity interests of such subsidiary of the Borrower on a pro rata basis based on their relative ownership interests);

(b)
the Borrower and each of its subsidiaries may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of the entity making such payment or distribution;

(c)
the Borrower and each of its subsidiaries may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares or its common stock or other common equity interests:

(d)
the Borrower may, unless a Default or Event of Default has occurred and is continuing, declare and make dividend payments or other distributions to its shareholders, provided that the Borrower is in pro forma compliance with the financial covenants set forth in Sections 6.4, 6.5 and 6.6 after giving effect to such dividend payment or other distribution;

(e)
the Borrower or any of its subsidiaries may, unless a Default or Event of Default has occurred and is continuing, purchase or redeem any of its common stock or any warrants, options or other rights in respect thereof from (i) employees, officers and directors of the Borrower or such subsidiary (or their estates) upon the death, permanent disability, retirement or termination of employment of any such person or otherwise in accordance with any stock incentive plan, employee stock purchase plan or other similar employee benefit plan maintained by the Borrower or such subsidiary of the Borrower or (ii) in the case of the Borrower, other shareholders of the Borrower so long as the purpose of such purchase or redemption is to acquire common stock in accordance with any such stock incentive plan, employee stock purchase plan or other similar employee benefit plan or for reissuance to new employees, officers or directors (or their estates) of the Borrower or any of its subsidiaries and such common stock is reissued within twelve (12) months of such purchase or redemption, provided, in each case, that the Borrower is in pro forma compliance with the financial covenants set forth in Sections 6.4, 6.5 and 6.6 after giving effect to such purchase or redemption; and

(f)
the Borrower may, unless a Default or Event of Default has occurred and is continuing, purchase shares of its common stock pursuant to a share repurchase plan or agreement approved by the Borrower’s board of directors, provided that the Borrower is in pro forma compliance with the financial covenants set forth in Sections 6.4, 6.5 and 6.6 after giving effect to such purchase.

6.15         Maintenance of Properties.

(a)	Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;

(b)	make all necessary repairs thereto and renewals and replacements thereof; and

(c)
use the standard of care typical in the industry in the operation and maintenance of its facilities except in each case referred to in clause (a), (b) or (c) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.16         Change in Nature of Business.  Engage to any material extent in any material line of business substantially different from those lines of business conducted by the Borrower and its subsidiaries on the date hereof and businesses reasonably related thereto.

6.17         Notices to Bank.  To promptly notify the Bank in writing of:

(a)	The occurrence of any Default or Event of Default;

(b)	Any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(c)	Any material change in accounting policies or financial reporting practices by the Borrower or any of its subsidiaries.

6.18         Insurance. To maintain with financially sound and reputable insurance companies not affiliated with the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other persons and providing for not less than 30 days’ prior notice to the Bank of termination, lapse or cancellation of such insurance.

6.19         Compliance with Laws.  To comply in all material respects with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business, except in such instances in which (a) any such law, regulation or order is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.20         Books and Records.  To maintain adequate books and records in material conformity with applicable laws or regulatory requirements.

6.21         Audits.  To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of the Borrower’s books and records during normal business hours after reasonable advance notice after an Event of Default has occurred and is continuing.  If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access, during normal business hours after reasonable advance notice, to perform such inspections or audits and to respond to the Bank’s reasonable requests for information concerning such properties, books and records.

6.22         Bank as Depository. To maintain with the Bank its primary depository accounts and relationships, including operating, cash management and collection/lockbox account services.

7.           DEFAULT AND REMEDIES

If any of the following events of default occurs (each an “Event of Default”), the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt outstanding under this Agreement immediately and without prior notice.  If an event which, with notice or the passage of time, or both, will constitute an Event of Default has occurred and is continuing (each a “Default”), the Bank has no obligation to make advances or extend additional credit under this Agreement.  In addition, if any Event of Default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.  If an Event of Default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

7.1           Failure to Pay.  The Borrower fails to make a payment under this Agreement when due and such failure continues for a period of ten (10) days after written notice thereof is sent by the Bank to the Borrower; provided, however, that if notice of such failure is sent twice in any twelve (12) month period, any subsequent failure to make a payment under this Agreement when due shall be an immediate Event of Default without the need for any notice and opportunity to cure.

7.2           Other Bank Agreements.  Any default occurs and continues after any applicable grace or cure period under any other agreement between the Borrower and the Bank or any affiliate of the Bank, which default results in the Bank or such affiliate accelerating the obligations thereunder.

7.3           Cross-default.  Any default occurs and continues after any applicable grace or cure period under any agreement for borrowed money between the Borrower and any third party or under which the Borrower has provided a guarantee to a third party, which default results in such third party accelerating the obligations thereunder in an amount exceeding $2,000,000.

7.4           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, or in any document delivered in connection herewith, shall be incorrect or misleading in any material respect when made or deemed made.

7.5           Bankruptcy.  The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower and is not dismissed or stayed within sixty (60) days after such filing, or the Borrower makes a general assignment of all or any material part of its property for the benefit of creditors.

7.6           Receivers.  A receiver or similar official is appointed for all or any material part of the Borrower’s business.

7.7           Judgments.  There is entered against Borrower or any of its subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding $2,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

7.8           ERISA Plans.  Any one or more of the following events occurs with respect to a Plan provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, exceeds $2,000,000:

(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.  As used in this Section 7.8: (i) “Plan” has the meaning given that term under ERISA; and (ii) “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the “Code”) (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

7.9           Other Breach Under Agreement.  A breach occurs under any other term or condition of this Agreement not specifically referred to in this Article and, if such breach is capable of being cured within thirty (30) days after notice thereof is given to the Borrower, it is not cured within such period; provided that in the event the breach cannot be reasonably cured within thirty (30) days and the Borrower diligently proceeds to cure the same within sixty (60) days after such notice, an Event of Default shall not be deemed to have occurred hereunder.  This includes any failure by the Borrower to comply with any financial covenants set forth in this Agreement.

8.           ENFORCING THIS AGREEMENT; MISCELLANEOUS

8.1           GAAP.  Except as otherwise stated in this Agreement, all financial statements provided to the Bank by the Borrower hereunder will be prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”) and all financial covenants will be calculated using such financial statements.

8.2           Virginia Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH COMMONWEALTH.

8.3           Successors and Assigns.  This Agreement is binding on the Borrower’s and the Bank’s successors and assignees.  The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent.  The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees.  The Bank will provide written notice to the Borrower of any such sale of participations or assignments of this loan.  If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

8.4           Arbitration and Waiver of Jury Trial.

(a)
This Section 8.4 concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”).  For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

(b)
At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”).  The Act will apply even though this Agreement provides that it is governed by the law of a specified state.  The arbitration will take place on an individual basis without resort to any form of class action.

(c)
Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Section 8.4.  In the event of any inconsistency, the terms of this Section 8.4 shall control.  If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)
The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this Agreement.  All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.

(e)
The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s).  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f)
This Section 8.4 does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)
Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”).  Regardless of anything else in this Section 8.4, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator.  The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver.  The parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)
By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim.  Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable.  WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW. This provision is a material inducement for the parties entering into this Agreement.

8.5           Severability; Waivers.  If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank retains all rights, even if it makes a loan after an Event of Default.  If the Bank waives an Event of Default, it may enforce a later Event of Default.  Any consent or waiver under this Agreement must be in writing.

8.6           Attorneys’ Fees.  The Borrower shall reimburse the Bank for any reasonable costs and reasonable attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any note or other agreements executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement.  In the event of a lawsuit or arbitration proceeding between the Bank and the Borrower, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.  In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.

8.7           One Agreement.  This Agreement:

(a)	represents the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)
replaces and supersedes any prior oral or written agreements between the Bank and the Borrower concerning this credit, including without limitation the Credit Agreement, dated as of April 30, 2003, by and among Hooker Furniture Corporation, Bank of America, N.A., Wachovia Bank, National Association, and Branch Banking and Trust Co. of Virginia, as heretofore amended; and

(c)	is intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

8.8           Indemnification.  The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind to third parties relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, except to the extent that any such loss, liability, damages, judgments or costs were caused by the Bank’s negligence or willful wrongdoing, or by the Bank's breach of any term of this Agreement.  This indemnity includes but is not limited to reasonable attorneys’ fees.  This indemnity extends to the Bank, its parent, subsidiaries and all of their respective directors, officers, employees, agents, successors, attorneys, and assigns.  This indemnity will survive repayment of the Borrower’s obligations to the Bank.  All sums due to the Bank under this Section 8.8 shall be obligations of the Borrower, due and payable within ten banking days after demand therefor.

8.9           Notices.  Unless otherwise provided in this Agreement, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.  Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

8.10         Headings.  Article, section and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

8.11         Counterparts.  This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page, the Borrower intending to create an instrument under seal.

Bank:	Borrower:

Bank of America, N.A.

By: /s/ Greg L. Richards
Name: Greg L. Richards
Title:  Senior Vice President

Address where notices to
the Bank are to be sent:

Bank of America, N.A.
302 South Jefferson Street
Post Office Box 14111
Roanoke, VA  24038-4111
Facsimile: 540-265-3187
Attn: Senior Vice President

Hooker Furniture Corporation

By: /s/ E. Larry Ryder
Name: E. Larry Ryder
Title:  Executive Vice-President of
Finance & Administration and Chief
Financial Officer

Address where notices to
the Borrower are to be sent:

Hooker Furniture Corporation
440 East Commonwealth Blvd.
Martinsville, Virginia 24112
Facsimile: 276-632-00265688
Attn:  Paul A. Huckfeldt

USA Patriot Act Notice.  Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan.  The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information.  The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower or related persons.

SCHEDULE 3.2(a)

(Authorized Persons)